AMENDMENT TO

AMENDED AND RESTATED CUSTODY AGREEMENT

This Amendment to the Amended and Restated Custody Agreement (this "Amendment"), dated March 28, 2019, is made and entered into by and among LKCM Funds, a Delaware statutory trust ("Trust"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America ("Custodian").

WHEREAS, the Trust and the Custodian are parties to that certain Amended and Restated Custody Agreement, dated November 17, 2009 (the "Agreement").

WHEREAS, the Board of Trustees of the Trust has approved the establishment of the LKCM International Equity Fund (the "Fund"), a new series of the Trust; and

WHEREAS, the parties desire to amend the Agreement to extend the terms and provisions thereof to the Fund;

NOW, THEREFORE, the parties hereby agree as follows:

1.Amendment. Effective as of the date hereof, Exhibit C of the Agreement shall be replaced in its entirety by Exhibit C attached to this Amendment.

2.Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS	U.S. BANK NATIONAL ASSOCIATION
By: /s/Jacob D. Smith	By: /s/Anita M. Zagrodnik

Name: Jacob D. Smith	Name: Anita M. Zagrodnik

Title: CFO/CCO	Title: Senior Vice President 4/3/19

Exhibit C to the Amended and Restated Custody Agreement - LKCM Funds

Separate Series of LKCM Funds

Name of Series

LKCM Small Cap Equity Fund

LKCM Equity Fund

LKCM Balanced Fund

LKCM Fixed Income Fund

LKCM Aquinas Catholic Equity Fund

LKCM Small- Mid Cap Equity Fund

LKCM International Equity Fund